Exhibit 99.1

Mark Guthrie Resigns as InsWeb CEO

InsWeb Founder and Chairman Hussein Enan Reappointed as CEO

SACRAMENTO, Calif., August 4, 2004 – InsWeb Corp. (Nasdaq: INSW) today announced that Mark Guthrie has resigned his positions as President and Chief Executive Officer of InsWeb and as a member of its Board of Directors, effective August 15, 2004.  The Board has reappointed InsWeb founder Hussein Enan to the CEO role.  Mr. Enan will continue to serve as Board Chairman.

“I have thoroughly enjoyed my seven years at InsWeb and look forward to spending more time with my family. I wish the company and the entire InsWeb team the very best in the future,” commented Mr. Guthrie.

Mr. Enan said, “We greatly appreciate Mark’s many contributions to the company over the past seven years, which resulted in dramatic operating improvements, and wish him the best with his future endeavors.  InsWeb provides tremendous value to our customers and partners and I look forward to continuing our efforts towards achieving scale within our robust marketplace offerings.”

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

“INSWEB” is a registered service mark of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.